AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this 15th day of May 2015, by and between Endurance Exploration Group, Inc., a Florida corporation, (“Endurance”) and, Eclipse Group, Inc., a Maryland corporation. (“Contractor”)

WHEREAS, Endurance has located a number lost shipwrecks through the use of side-scan sonar inside its “Sailfish” search area consisting of approximately 700 sq. miles; and,

WHEREAS, Endurance desires the Contractor to provide services, equipment and/or personnel in support of the anticipated Endurance mission(s) to inspect and recover one or more of the shipwreck cargoes located by Endurance; and,

WHEREAS, the Contractor desires to supply services equipment and/or personnel in support of Endurance’s anticipated mission(s); and,

WHEREAS, the Parties desire to establish a formal contractual relationship to govern their work together in accordance with the terms and conditions of this Agreement:

NOW THEREFORE, in consideration of the mutual promises, terms and conditions herein contained, as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

1.

SERVICES, EQUIPMENT AND/OR PERSONNEL PROVIDED BY CONTRACTOR

1.1

The services, equipment and/or personnel to be provided by the Contractor herein are fully described in Schedule “A” attached to this Agreement and incorporated by this reference.

1.2

Any addendum changes, modifications, additions or deletions from the services, equipment and/or personnel as specified in Schedule “A” must be in the form of a written agreement and signed by both parties and attached to all original copies of this Agreement.

2.

COMPENSATION

2.1

The total amount of compensation to be paid to Contract by Endurance is fully described in Schedule “B” attached to this Agreement and incorporated by this reference.

2.2

Any addendum changes, modifications, additions or deletions from total amount of compensation as specified in Schedule “B” must be in the form of a written agreement and signed by both parties and attached to all original copies of this Agreement

3.

CONFIDENTIALITY, MUTUAL NON-DISCLOSURE AND NON-COMPETE

3.1

The  Parties, in the ordinary course of their working relationship, will disclose Confidential Information to one another.

3.2

Once disclosed the receiving party shall not disclose such Confidential Information to any contractor or other third party without prior, written approval from the disclosing party and shall protect such Confidential Information from inadvertent disclosure to a third party using the same care and diligence that each party uses to protect its own proprietary and confidential information, but in no case less than reasonable care.

3.3

Once disclosed, the receiving party shall not use said Confidential Information itself or in conjunction with any contractor or other third party in order to compete in the location and salvage of any shipwreck or other target inside the search area represented by the Confidential Information supplied.

3.4

The receiving party shall ensure that each of its employees, officers, directors, or agents who has access to the Confidential Information disclosed under this Agreement, is informed of its proprietary and confidential nature and is required to abide by the terms of this Agreement including the prohibition against competition. Either party shall properly notify the other party of any disclosure of such Confidential Information in violation of this Agreement or of any subpoena or other legal process requiring production or disclosure of said Confidential Information.

3.5

All Confidential Information disclosed under this Agreement shall be and remain the property of the disclosing party and nothing contained in this Agreement shall be construed as granting or conferring any rights to such Confidential Information. The receiving party shall honor any request from the disclosing party to promptly return or destroy all copies of Confidential Information disclosed under this Agreement and all notes related to such Confidential Information. The parties agree that they could suffer irreparable injury if there Confidential Agreement is made public, released to a third party or otherwise disclosed in breach of this Agreement and that the disclosing party shall be entitled to obtain injunctive relief against a threatened breach or continuation of any such breach and, in the event of such breach, an award of actual, punitive and exemplary damages from a court of competent jurisdiction may be justified.

4.  NON-PUBLIC INFORMATION

The parties understand that Endurance is a publicly traded company. Contractor, its owners, agents and employees may, during the course of their working relationship, obtain material, non--public information that could impact the trading price of the Endurance stock in either a positive or negative fashion. Contractor, its owners, agents and employees understand that material non-public information is also Confidential Information and they may not act upon that information in any manner, directly or indirectly, with respect to the publicly traded shares of Endurance.

5.

PUBLICITY

In addition to the restrictions in the dissemination of Confidential Information and in disclosing material, non-public information contained in paragraphs 3 and 4 above, publicity, advertising or any other form of press release or public announcement relating to this Agreement or the results of the operations anticipated by the working relationship of the parties shall not be made including the name of the other party without the express written approval of the said party except as may be required pursuant to the terms and conditions of paragraph 6 below.

6.

DISCLOSURE OF THE TERMS AND CONDITIONS OF THIS AGREEMENT

As mentioned in paragraph 4 above, and the restrictions of paragraph 5 not withstanding, the parties understand that Endurance is publicly traded company. Endurance and/or its legal counsel may deem this Agreement to be a "Materially Definitive Agreement" as defined by the U.S. Securities and Exchange Commission, ("SEC”). If so, Endurance and/or its legal counsel, may, at their sole discretion, file a Form 8-K attaching this Agreement as an exhibit and thereby disclosing all terms and conditions of this Agreement to the public in compliance with SEC rules.

7.

TERMINATION

Either party may terminate this agreement by giving 10 days, written Notice by any means outlined in paragraph 8 below.  In the case of the Contractor giving notice of termination to Endurance, said termination of use of the Contractor’s services, equipment and personnel shall not jeopardize any scheduled operations.

8.

NOTICES

All notices or communications required by this Agreement or desired to be given hereunder, shall be in writing and given by electronic mail, certified or registered mail, return receipt requested or courier and shall be deemed to be given when received.  Notices shall be addressed to the individual identified below and at the addresses specified below.  Either Party may change its point of contact by written notice to the other sent pursuant to this paragraph.

To Endurance:	To Contractor:
c/o Christine Zitman CFO	c/o Steve Staint Amour
15500 Roosevelt Blvd.	1997 Annapolis Exchange Parkway
Suite 303	Suite 300
St. Petersburg, FL 33760	Annapolis, MD 21401
US (727) 533-5555
czitman@islandstocktransfer.com	ssaintamour@eclipse.us.com

9.

JURISDICTION AND VENUE

The parties confer jurisdiction and venue upon the State of Florida in the County of Pinellas to hear any legal matters that may arise between them. The prevailing party, in any such matter, shall be entitled to reasonable costs and attorneys’ fees.

10.

AMENDMENT

10.1

This Agreement sets forth the full and complete understanding of the parties concerning the subject matter hereof as of the effective date first written above and supersedes any and all negotiations, agreements, proposals, bids, offers and representations made or dated prior thereto.

10.2

This Agreement may be amended or modified only by written documents executed on behalf of the parties hereto. Oral agreements contemporaneous with or subsequent to the date of this Agreement shall not constitute modifications hereof, unless reduced to writing in accordance with the provisions hereof and signed by both Parties.

11.

INDEMNIFICTION

Each party agrees to indemnify and hold the other harmless, including its officers, directors, shareholders, employees, agents, representatives and controlling persons, from and against any and all damages, including attorneys fees, incurred by other party resulting from the actions performed pursuant to this Agreement, except for damages that result from the gross negligence or willful misconduct of a party. This paragraph shall survive the termination of this Agreement.

12.

ASSIGNMENT

Endurance may assign this Agreement, or any portion hereof, to any successor in interest to a substantial portion of its business and/or assets at any time.  All assignments by Contractor require the prior written consent of Endurance, in its sole discretion.  Subject to the foregoing limitations, this Agreement shall inure to the benefit of and be binding upon the Parties thereto and their successors and assigns.

13.

SEVERABILITY

In the event one or more of the provisions contained in this Agreement shall be held, for any reason, to be invalid, void, illegal or unenforceable in any respect, such invalidity, voidness, illegality or unenforceability shall not effect the remaining provisions hereof, and the offending provisions shall be modified so as to be valid, legal, and enforceable to the extent possible while maintaining the intent of the Parties.

14.

IN WITNESS WHEREOF, the Parties hereto have executed the Agreement effective on the date first set forth above.

Endurance Exploration Group, Inc.;	Contractor:

(Signature)	(Signature)
By: Christine Zitman	By: Steven Saint Amour
Its: CFO	Its: COO

5/14/2015
Date	Date

SCHEDULE “A”

SERVICES, EQUIPMENT AND PERSONNEL PROVIDED BY CONTRACTOR

1.

Contractor will provide Sub-Atlantic Super Mohawk ROV system, including LARs, control van, and various other subsea equipment.  Contractor will provide technical operations and support personnel for the operation of the ROV.   Contractor will provide general advice as it sees fit for the planning and operations of the survey and salvage mission.

2.  Estimated total days including transportation of equipment and travel, mobilization and demobilization and time offshore, to be approximately 90 days.

3.  Contractor to be self-insured.

SCHEDULE “B”

CONTRACTOR COMPENSATION

1.

Compensation to Contractor for the Services described in Schedule “A” above shall be the payment, by Endurance, of 2,000,000 shares of Endurance Common Stock, valued at $0.25 per share.  Such shares will be considered “restricted/control” shares under federal securities regulations, and will be issued under an exemption from registration under federal securities laws, and will carry all appropriate legends.  Contractor will provide Endurance with a credit of $500,000 for this payment and will bill its daily ROV charter and equipment rate against this credit.  The daily rate billed shall be $2,500 and may be adjusted up or down upon mutual written agreement between the parties once final equipment selection is determined.  In the event total day rate fees described above are less than the $500,000 credit given, credit will be available to Endurance for future use on this or other projects.

2.

Additionally, all direct and out-of-pocket costs, incurred by Contractor, including but not limited to: ROV personnel pilots and technicians, mobilization costs, support equipment costs, shall be reimbursed by Endurance, in cash, at cost plus 10%.

3.

Personnel Rate Schedule:

To be determined.

Other 3rd party costs will include:

•

Ground and air transportation

•

Meals and Lodging if required